OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden
hours per response	14

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Stanley Furniture Company, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Stanley Furniture Company, Inc.

1641 Fairystone Park Highway

Stanleytown, Virginia 24168

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held April 29, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Stanley Furniture Company, Inc. will be held at our corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, on Thursday, April 29, 2010, at 11:00 A.M., for the following purposes:

(1) To elect two directors to serve a three-year term on our board of directors;

(2) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The stockholders of record of our common stock at the close of business on March 3, 2010 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof.

Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. You may also vote by phone or on the Internet by following the instructions on the proxy card. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,

Douglas I. Payne
Secretary

March 15, 2010

Stanley Furniture Company, Inc.

1641 Fairystone Park Highway

Stanleytown, Virginia 24168

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 29, 2010

The enclosed proxy is solicited by and on behalf of the board of directors of Stanley Furniture Company, Inc. for use at the Annual Meeting of Stockholders to be held on Thursday, April 29, 2010, at 11:00 A.M., at our corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, and any adjournment thereof. The matters to be considered and acted upon at this meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about March 15, 2010 to all holders of record of our common stock on March 3, 2010. Shares of our common stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by such stockholder at any time prior to the voting of the proxy by delivering a written notice to our Secretary, executing and delivering a later-dated proxy or attending the meeting and voting in person.

We will bear the cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations. In addition to the solicitation of proxies by use of the mails, our directors, officers and employees may solicit proxies by telephone, telegram, e-mail, personal interview or other means. We will also request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of our common stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

VOTING RIGHTS

On March 3, 2010, there were 10,329,847 shares of our common stock outstanding and entitled to vote. Each share entitles the holder thereof to one vote.

ELECTION OF DIRECTORS

Our board of directors presently consists of six directors who are divided into three classes with staggered terms. The terms of Messrs. Thomas L. Millner and Glenn Prillaman expire at the time of the 2010 Annual Meeting of Stockholders. We propose the reelection of Messrs. Millner and Glenn Prillaman for a three-year term each expiring at the time of the 2013 Annual Meeting. Mr. Millner has advised us that he anticipates resigning as a director at the end of 2010. In this event, the board of directors would elect a new director to fill the vacancy in accordance with our bylaws.

The shares represented by proxies will be voted as specified by the stockholder. If the stockholder does not specify a choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event these nominees should not continue to be available for election, the proxies will be voted for the election of such other persons as our board of directors may recommend. As of the date of this proxy statement, our board of directors has no reason to believe that the nominees named below will be unable or unwilling to serve.

Our board and corporate governance and nominating committee in considering its recommendation of the nominees for election at the 2010 Annual Meeting, as well as in making its previous recommendation of our other directors, focused primarily on the information discussed in each of the director’s individual biographies set forth below. In particular, with regard to Messrs. Culp, Haley and Millner, our board and corporate governance and nominating committee considered their strong background in the manufacturing sector, which for Messrs. Millner and Haley includes prior experience in furniture manufacturing. With respect to Mr. McIlhenny, our board and corporate governance and nominating committee considered his familiarity with the furniture industry through his previous service in various capacities with the publisher of Furniture/Today. Our board and corporate governance and nominating committee also considered the many years of experience with our company represented by Mr. Albert Prillaman, our chairman, and Mr. Glenn Prillaman, our president and chief executive officer.

Nominees for Election for Three-Year Terms Ending 2013

Thomas L. Millner, 56, has been a director since April 1998. Mr. Millner has been Chief Executive Officer and President and director of Cabela’s Incorporated, a multi-channel retailer of hunting, fishing and camping gear, since April 2009. Mr. Millner was chief executive officer of Remington Arms Company, Inc. (“Remington”), a manufacturer of sporting good products for the hunting, shooting sports and fishing markets, from April 1999 to March 2009 and a director of Remington from June 1994 until March 2009. From December 2008 until March 2009, Mr. Millner also served as chief executive officer of Freedom Group of Companies, a holding company which directly or indirectly owns Remington and related companies (of which Mr. Milner also served as chief executive officer). Mr. Millner served as president of Remington from May 1994 to May 2007 and as chief operating officer of Remington from May 1994 to April 1999. From 1987 to May 1994, Mr. Millner served as chief executive officer and president of The Pilliod Cabinet Company. From 1984 to 1987, Mr. Millner served as General Manager of the Armstrong Furniture Division of Thomasville Furniture Industries. From 1977 to 1984, Mr. Millner served in various sales and sales management positions with Thomasville Furniture Industries and Broyhill Furniture Industries. Mr. Millner formerly served as a director of Lazy Days’ R.V. Center, Inc.

Glenn Prillaman, 38, has been a director since February 2010. Mr. Glenn Prillaman has been President and Chief Executive Officer since February 2010. Mr. Prillaman was President and Chief Operating Officer from August 2009 until February 2010. He was our Executive Vice President — Marketing and Sales from September 2008 until August 2009. He held the position of Senior Vice President — Marketing and Sales since September 2006 and was our Senior Vice President — Marketing/Sales — Young America® from August 2003 to September 2006. Mr. Prillaman held various management positions in product development from June 1999 to August 2003. He is the son of Albert L. Prillaman, chairman of our board of directors.

Directors Whose Terms Do Not Expire this Year

Robert G. Culp, III, 63, has been a director since July 1999 and his present term will expire in 2011. Mr. Culp has been chairman of the board of Culp, Inc., a marketer of upholstery fabrics for furniture and mattress ticking for bedding, since 1990 and served as chief executive officer of Culp, Inc. until May 2007. Mr. Culp is also a director of Old Dominion Freight Line, Inc.

Michael P. Haley, 59, has been a director since April 2003 and his present term will expire in 2012. Mr. Haley has been Executive Chairman of Coach America, a provider of passenger ground transportation services, since August 2007. Mr. Haley is a director of Ply Gem Industries, a producer of window, door and siding products for the residential construction industry. Mr. Haley held the position of president and CEO of MW Manufacturers Inc., a Ply Gem subsidiary, from June 2001 until January 2005 and served as its chairman from January 2005 until June 2005. From May 1994 to May 2001, Mr. Haley was President of American of Martinsville, a manufacturer of commercial contract furniture and a subsidiary of LADD Furniture, Inc. During this time, he also served as executive vice president of LADD Furniture, Inc. From 1988 to 1994, Mr. Haley was president of Loewenstein Furniture Group. Mr. Haley is also a director of LifePoint Hospitals, Inc. and American National Bankshares, Inc. Mr. Haley previously served as a director of Province Healthcare Company.

T. Scott McIlhenny, Jr., 62, has been a director since April 1997 and his present term will expire in 2011. Mr. McIlhenny is a principal of Northstar Travel Media LLC (“Northstar”), the former travel publishing division of Cahners Business Information (now Reed Business Information). Mr. McIlhenny served as chief operating officer of Northstar from September 2001 until November 2005. Mr. McIlhenny was group vice president of Cahners Travel Group, a publisher of materials for the hospitality and travel industries and a division of Cahners Business Information (“Cahners”), from December 1999 until September 2001. Mr. McIlhenny’s previous experience included serving in various capacities with Communications/Today, LTD. (acquired by Cahners in 1988), the publisher of Furniture/Today, including senior vice president, group publisher.

Albert L. Prillaman, 64, has been a director since March 1986 and his present term will expire in 2012. Mr. Prillaman was elected to serve as chairman of our board of directors in April 2008 and as chief executive officer in September 2008. Mr. Prillaman previously served as chairman from September 1988 until April 2005. From April 2005 until September 2008 he served as lead director. He also served as our chief executive officer from December 1985 until December 2002 and president from December 1985 until April 2001. Prior thereto, Mr. Prillaman had served as one of our vice presidents and president of the Stanley Furniture division of our predecessor since 1983, and in various executive and other capacities with the Stanley Furniture division of our predecessors since 1969. He is the father of Glenn Prillaman, our president and chief executive officer.

CORPORATE GOVERNANCE

Board and Board Committee Information

Our board of directors has determined that all directors are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market, with the exception of Mr. Albert Prillaman and Mr. Glenn Prillaman who are employees.

The full board of directors met seven times during 2009. Each incumbent director attended at least 75% of the total 2009 board meetings and committee meetings held during periods that he was a member of the board or such committees. Our board of directors has adopted a policy that all directors should attend the Annual Meeting of Stockholders. All current directors, except Mr. Millner, attended the 2009 Annual Meeting of Stockholders.

Our board of directors currently has three standing committees: an audit committee, a compensation and benefits committee and a corporate governance and nominating committee. Each of these committees has a written charter, current copies of which can be found at our website, www.stanleyfurniture.com.

Audit Committee. The audit committee presently consists of Messrs. Millner, Culp, Haley and McIlhenny. Our board has determined that all of the members of the Audit Committee meet the current independence and experience requirements contained in the listing standards of The NASDAQ Stock Market. Our board has also determined that Messrs. Millner, Culp and Haley are “audit committee financial experts” as that term is defined in regulations promulgated by the Securities and Exchange Commission. The primary purpose of the audit committee is to assist our board in fulfilling its responsibilities to oversee management’s conduct of our financial reporting process, including internal control over financial reporting. The audit committee also serves as direct liaison with our independent public accountants and is responsible for the selection or discharge of our accountants. The audit committee met five times in 2009.

Compensation and Benefits Committee. The compensation and benefits committee, presently consisting of Messrs. McIlhenny, Culp, Haley and Millner, establishes salaries of executive officers and incentive compensation for our officers and employees. The compensation and benefits committee has not delegated its authority to any other person. The compensation and benefits committee administers our 2000 Incentive Compensation Plan and 2008 Incentive Compensation Plan and has authority under the 2008 Incentive Compensation Plan to select employees to receive incentive awards and to determine for each employee the nature of the incentive award and the terms and conditions of each incentive award. Our board of directors has the same responsibilities with regard to incentive awards for non-employee directors. All of the members of the compensation and benefits committee are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market. The compensation and benefits committee met five times during 2009. Additional information on the compensation and benefits committee’s process and procedures can be found under the heading “Executive Compensation—Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee. The corporate governance and nominating committee, presently consisting of Messrs. Haley, Culp, McIlhenny and Millner, makes recommendations of nominations for directors and considers any stockholder nominations for director made in accordance with our bylaws. The corporate governance and nominating committee is also responsible for recommending corporate governance policies and for making recommendations on director compensation. All of the members of the corporate governance and nominating committee are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market. The corporate governance and nominating committee met two times during 2009.

The corporate governance and nominating committee does not have a formal policy with respect to diversity; however, our corporate governance and nominating committee, as well as our board, in recommending director nominees seeks a board composed of individuals who represent a mix of backgrounds, skills and experience in order to enhance the board’s deliberations and discussions.

Board Leadership Structure

Our board does not have a policy on whether or not the roles of chief executive officer and chairman of the board should be separate and, if they are to be separate, whether the chairman of the board should be selected from the non-employee directors or be an employee. Our board believes that it should be free to make a choice from time to time in any manner that is in the best interests of our company and stockholders.

We currently have separate individuals serving as chairman of our board of directors and as chief executive officer. From September 2009 until February 2010, the current chairman of our board also served as chief executive officer. Under the current structure, the chairman focuses on strategic matters, while the chief executive officer is responsible for our day-to-day management direction.

While our board has in the past designated a lead director (Albert Prillaman from April 2005 until April 2008), it does not currently have a lead director designated in view of the small size of the board.

Risk Management

Our board has an active role, as a whole and also through the audit committee, in overseeing management of our risks. We undertake at least annually a risk assessment to identify and evaluate risks and to develop plans to manage them effectively. This assessment is reviewed with the audit committee. In addition, our board and audit committee regularly review information regarding our strategy, financial position and operations, as well as risks associated with each.

Director Compensation

Our board of directors has approved a policy for compensation of non-employee directors providing that:

(i) each non-employee director receives annual cash compensation in the amount of $30,000,

(ii) as of the date of the Annual Meeting of Stockholders, each non-employee director receives an annual stock option grant, which is fully vested on the date of grant, to acquire a number of shares with a fair value of $30,000.

The corporate governance and nominating committee reviews director compensation annually and, as part of that process, has for review publicly available director compensation information about other comparable companies in the furniture industry. Our board of directors approves director compensation.

The following table sets forth information concerning the compensation of directors for the year ended December 31, 2009.

DIRECTOR COMPENSATION

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	Total ($)

ROBERT G. CULP, III	30,000	30,000	60,000

MICHAEL P. HALEY	30,000	30,000	60,000

T. SCOTT MCILHENNY	30,000	30,000	60,000

THOMAS L. MILLNER	30,000	30,000	60,000

(1)	The number of stock options (shares) outstanding at December 31, 2009 for each of our directors in the above table is as follows:

Robert G. Culp, III	32,043
Michael P. Haley	36,043
T. Scott McIlhenny	46,043
Thomas L. Millner	46,043

(2)	Each of our directors listed in the table received an option award for 10,457 shares of our common stock at an exercise price of $8.64 per share.

Nominations for Director

Our bylaws provide that a stockholder entitled to vote in the election of directors may nominate one or more persons for election as a director only if advance written notice is given. Written notice of such stockholder’s intent to make such nomination must be received by our secretary or deposited in the U.S. mail, postage prepaid, to our secretary not later than 120 days in advance of the anniversary date of our proxy statement for the previous year’s Annual Meeting. Any stockholder wishing to nominate one or more persons as director must submit the following information in writing:

(i) the name and address of the stockholder who intends to make the nomination;

(ii) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which any nomination is to be made by the stockholder;

(iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by our board of directors; and

(v) the consent of each proposed nominee to serve as one of our directors if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

By requiring advance notice of stockholder nominations, this bylaw affords the corporate governance and nominating committee and our board of directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board, to inform stockholders about these qualifications. The bylaw does not give our board of directors any power to approve or disapprove a stockholder’s nomination for election of directors. However, it may have the effect of precluding a contest for the election if its procedures are not followed, and therefore may discourage or deter a stockholder from conducting a solicitation of proxies to elect the stockholder’s own slate of directors.

Stockholder Communications

Our board welcomes communications from stockholders and has adopted a procedure for receiving and addressing them. Stockholders may send written communications to the entire board or to individual directors by addressing them to Corporate Secretary, Stanley Furniture Company, 1641 Fairystone Park Highway, Stanleytown, Virginia 24168.

Review of Transactions with Related Persons

Under our code of conduct and audit committee charter, the audit committee must approve any transaction involving related persons which requires disclosure in our proxy statement under applicable rules of the Securities and Exchange Commission. Under the audit committee charter, the audit committee is responsible for reviewing these transactions and has the power to approve or disapprove these transactions.

One of our independent sales representatives, Charles Harrison, is the son-in-law of Albert Prillaman, our chairman, and the brother-in-law of Glenn Prillaman, our president and chief executive officer. Mr. Harrison is compensated on a commission basis at the same rate as our other independent sales representatives and his compensation for 2009 was approximately $150,000. Our audit committee has approved this related party transaction. There were no other related party transactions in 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires our executive officers and directors, and any persons owning more than 10% of our common stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on our review of the copies of the Forms 3, 4 and 5 we have received, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, we believe that all executive officers, directors and 10% stockholders complied with these filing requirements.

EXECUTIVE COMPENSATION

Compensation and Benefits Committee Report

The compensation and benefits committee of our board of directors has reviewed and discussed with our management the Compensation Discussion and Analysis that follows this report. Based on that review and the discussions with management, the compensation and benefits committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Benefits Committee Members

T. Scott McIlhenny, Jr. Chairman

Robert G. Culp, III

Michael P. Haley

Thomas L. Millner

Compensation Discussion and Analysis

Introduction

We have a simple executive compensation program which is intended to provide appropriate compensation that is strongly tied to our financial results. The program has only three major components: salary, annual bonus and stock options. The program provides executives with a significant amount of variable compensation dependent on our performance.

The principles of our executive compensation program are reflected in its variable compensation components: annual bonus and stock options. The compensation program’s overall objective is to enable us to obtain and retain the services of highly-skilled executives. The program seeks to enhance our profitability and value by aligning closely the financial interests of our executives with those of our stockholders. This alignment is created by strongly linking compensation to the achievement of important financial goals. Our ability to reach the financial goals is largely dependent on the success of our strategic activities. At the executive level, we measure success in these strategic activities solely by the effect on our financial performance.

The compensation program reflects that we operate with a small team of executives. Our chairman, Mr. Albert Prillaman, devotes his time largely to major corporate strategy. Our other named executive officers are each given significant and extensive responsibilities which encompass both our strategic policy and direct day-to-day activities in sales, finance, customer communications, product development, marketing, manufacturing and other similar activities. As explained below, the compensation program conditions significant portions of management pay on the achievement of annual (for bonuses) and/or long-term (for stock options) financial performance goals.

The compensation packages for executives are designed to promote team work by using the same performance goals for the annual bonus for all executives eligible for a bonus. The individual initiative and achievement of an executive is reflected in the level of salary and bonus potential. However, the primary evaluation of individual performance is made in the decision to retain the services of the executive. If an individual executive is not performing to expectations, the executive is not retained.

Types of Compensation That We Pay Executives

Our compensation program has only three principal elements: salary, annual bonus, and stock options. The remaining compensation paid through employee benefits and perquisites is not significant in amount or as a percentage of any executive’s compensation.

Salary. We recognize that paying a reasonable cash salary is necessary to enable us to obtain and retain services of highly-skilled executives. A reasonable salary is a component of a well-rounded compensation program. Mr. Albert Prillaman, our chairman and, during 2009 our CEO, had agreed to a lower salary with the larger component of his compensation being stock options.

Annual Bonus. We believe that an annual cash bonus opportunity provides a means to measure and, if appropriate, reward elements of corporate performance that are closely related to the efforts of executives with operational responsibilities. Under the Summary Compensation Table following this section, the annual bonus is reported in the column labeled “Non-Equity Incentive Plan Compensation” rather than in the “Bonus” column. This reporting reflects that the annual cash bonus has preestablished non-discretionary goals that determine whether any amount will be paid.

Because our salaries alone would not be sufficient to reach a reasonable level of potential cash compensation, we believe it is appropriate and necessary to make bonus payments in cash on an annual basis when earned. We choose to pay bonuses in cash rather than stock because we anticipate that executives would use this payment to supplement their salaries. Also, if the annual bonus were paid in stock, the total compensation package would be overweighted in stock. The annual bonus as a percentage of an executive’s total potential cash compensation generally increases with the level and responsibilities of the executive. At his request, Mr. Albert Prillaman was not eligible for an annual bonus while serving as our CEO.

Long-term Incentive – Stock Options. We provide a long-term incentive compensation program that is based on our stock through the grant of stock options. For stockholders, the long-term value of our stock is the most important aspect of our performance. The price of our stock is the principal factor in stockholder value over time. Under the stock option program, we do not provide dividend equivalents on stock options before exercise. So the value of a stock option is tied directly and solely to increases in the market price of our stock.

We believe that stock-based incentives through stock options ensure that our top officers have a continuing stake in our long-term success. Our current policy is to grant stock option awards primarily to executive officers and key employees.

Employee Benefits and Perquisites. Our executives participate in all of the same employee benefit programs as other employees. The executives participate in these programs on the same basis as other employees. These programs are a tax-qualified 401(k) retirement plan, health and dental insurance, life insurance, disability insurance, and travel accident insurance. We provide a limited number of perquisites for executive officers which are below the threshold for reporting on the Summary Compensation Table following this section.

Determining the Amount of Each Type of Compensation

Roles in Setting Compensation. Mr. Albert Prillaman, as chairman and chief executive officer in 2009, made recommendations to the compensation committee with respect to compensation of executives (including the named executive officers) other than himself. Our current CEO, Mr. Glenn Prillaman, is expected to follow the same process in future years. These recommendations involve salary, bonus potential and stock option grants. The compensation committee reviews, and in some cases revises, the salary and bonus potential recommendations for these executives. The compensation committee makes the determination about all stock option grants. The compensation committee makes an independent determination with respect to the compensation for our chairman and our chief executive officer.

Timing of Compensation Decisions. Compensation decisions, including decisions on stock option awards, generally have been made at a compensation committee meeting held in connection with the December board meeting at which the next year’s business plan is reviewed and approved. The decisions on salaries and bonuses at that December meeting take effect on the following January 1. The decisions on stock option grants at that December meeting are shown as grants for the fiscal year which ends in that December. Occasionally, the compensation committee will defer final approval of compensation decisions including awards to the beginning of the following year to permit additional review and revisions to compensation and award decisions based on final financial results for the prior year. In some cases, decisions on option grants may be made at a different time. Also, compensation adjustments may be made due to promotions or changes in duties during a year. Adjustments were made during 2009 in connection with changes in positions as discussed further below. In addition in 2009, an option grant was made in April for the reasons discussed below.

Salary. We intend that the salary levels of our executives be at the lower end of the competitive range. Effective for 2005, the compensation committee adopted a policy of making salary adjustments for executive officers every two years in general. Exceptions have been and will be made when appropriate, such as for an executive who is given increased responsibilities or a promotion. Other executives are generally considered for salary adjustments annually.

Bonus. Cash bonus opportunities are established annually. Bonus opportunities are set at a percentage of salary or a fixed dollar amount. The bonus opportunities may be adjusted separately from salary changes. Whether base salaries are changed does not significantly impact decisions about annual bonus opportunities. Also, the amount of annual bonuses earned or not earned is not a major factor in future base salary decisions.

Stock Options. Stock options are granted primarily in consideration of providing incentives to those executives who have the most impact on creating stockholder value. The stock option grants are made annually, except in cases of promotions, changes in duties, or in unusual circumstances.

Balancing Types of Compensation. As noted above, we do not maintain any supplemental retirement plans for executives or other executive programs that reward tenure with us more than our actual performance. We consider that stock options and the resulting stock ownership are our method of providing for a substantial part of an executive’s retirement and wealth creation. In contrast, we expect that most executives will use their salary and annual cash bonus primarily for current or short-term expenses. Since the stock options are our primary contribution to an executive’s long-term wealth creation, we determine the size of the grants with that consideration in mind. We intend that our executives will share in the creation of value in the company but will not have substantial guaranteed benefits if value has not been created for stockholders.

Key Factors in Determining Compensation

Performance Measures. The bonus is measured on an annual basis. Because of the cyclical nature of the furniture industry, it is difficult to predict operating results on a multi-year basis. The use of annual targets fits with our annual business planning and allows us to measure the executive group’s performance against targets which we believe can be set in a reasonable manner. The compensation committee has the discretion to waive or reduce a performance goal for an annual incentive grant.

All of our executives who participate in the bonus program have the same targets for their annual bonus. The annual bonus is intended to be paid or not be paid primarily based on actions and decisions taken for that fiscal year.

The annual bonus is measured solely or predominately on our earnings before interest and taxes (EBIT). EBIT has been used because we believe that it represents an appropriate measurement of our operating earnings. Interest and taxes are excluded because those items can significantly reflect our long-term decisions on capital structure rather than annual decisions on business operations.

We determine bonuses based on our EBIT to measure our performance as an entity as opposed to stock price which may be affected by market conditions other than our performance, especially over shorter intervals. Because EBIT for performance purposes is intended to reflect operating earnings, the compensation committee may make adjustments in the calculation of EBIT to reflect extraordinary events, such as excluding from earnings amounts we receive under the Continued Dumping and Subsidy Offset Act in connection with the case involving wooden bedroom furniture imported from China or effects of restructuring operations.

Performance measures other than EBIT may be used for annual bonuses when deemed appropriate. Factors that may be considered in selecting other performance measures could include the intent to provide incentive for a particular company initiative that may produce long-term stockholder value or to reflect particular factors such as a protracted period of decline in our overall industry.

As discussed below, we did not have a bonus program for executives in fiscal 2009. For fiscal 2010, we added an operational component to the annual bonus program. The operational performance measure chosen for fiscal 2010 is quality performance in the manufacturing process. Consistent with our use of objective measurements, quality performance is measured on returns and allowances and related costs. Financial performance remains the primary measurement with EBIT representing 75% of the potential bonus for fiscal 2010.

The price of our stock is used for all long-term incentive purposes through the grant of stock options. All stock options are granted with an exercise price equal to the fair market value of our stock on the date of grant. Therefore, the executive does not receive any value unless there is an increase in the value of our stock.

Individual Executive Officers. For compensation setting purposes, each named executive officer is considered individually, however, the same considerations apply to all executives except for our current Chairman. In setting salary, the primary factors are the scope of the officer’s duties and responsibilities, the officer’s performance of those duties and responsibilities, the officer’s tenure with us, and a general evaluation of the competitive market conditions for executives with the officer’s experience. The compensation setting for our current Chairman is addressed below.

For the named executive officers (other than the Chairman) and other executives, annual bonus potential is set as a percentage of salary or as a fixed dollar amount. The percentage of salary or fixed dollar amounts used for this purpose reflects the officer’s duties and responsibilities. The same measurement is used for all officers to encourage all officers to focus on the same company goals. In setting the salary and bonus potential, we do look at total potential cash compensation for reasonableness and for internal pay equity.

Long-term incentives are focused largely on the Chairman, CEO and our executive vice presidents as the officers with the largest roles to play in determining our overall performance over an extended period. Awards are made to other executives when the award is viewed as consistent with retention needs or to promote our long-term goals.

We have not looked specifically at amounts realizable from prior year’s compensation in setting compensation for the current year. We believe that the amount of compensation for each year should be reasonable for that year. We believe that any increase in our value that is reflected in prior stock options is largely the result of the efforts of our executives in the current and prior periods. Therefore, we do not give substantial consideration to the amount of actual or potential compensation that any prior stock option grants may represent.

Other Matters Related to Compensation

Tax and Accounting Considerations. We are covered by Internal Revenue Code section 162(m) that may limit the income tax deductibility to us of certain forms of compensation paid to our named executive officers in excess of $1,000,000 per year. A primary exemption from section 162(m) is performance-based compensation. Our stock option awards under our 2008 Incentive Compensation Plan and prior stock plans have met the requirements of being performance-based compensation and are not subject to the limits of section 162(m). With stock options excluded, we have not paid other compensation which has been subject to these deductibility limits.

Change of Control Triggers. We provide change in control benefits under an employment agreement between us and Douglas I. Payne, chief financial officer and executive vice president. The change in control benefits were negotiated in his employment agreement in 1996 and retained in a 2008 restatement of the agreement. In establishing the change in control benefits, we considered that the CFO position is particularly vulnerable in a change in control and concluded that these benefits are necessary to attract a qualified person to that position. We believe these benefits will help protect stockholders’ interests during any negotiations relating to a possible business combination transaction by encouraging Mr. Payne to remain with us through a business combination transaction. The agreement provides for payment if Mr. Payne terminates for any reason during the first two years after the change in control. The change in control benefits are described under the heading “Employment Agreements” following this section.

Following his promotion to President and Chief Operating Officer, we entered into a change of control agreement with Mr. Glenn Prillaman. The compensation committee determined that the agreement was appropriate due to the increased importance of Mr. Glenn Prillaman to the operations of our business. The agreement has a one-year term and is renewable annually unless either party provides prior notice. The agreement provides benefits only on a termination within two years after a change in control. Additional information on the change in control benefits is found under the heading “Employment Agreements” following this section.

No Stock Ownership Guidelines. We have not adopted any stock ownership requirements or guidelines.

Compensation Information. We have not engaged in any formal benchmarking of any element of compensation or total compensation in recent years. When we have looked at comparable company information in the past, the information was used to obtain a general understanding of current compensation practices. In 2009, we looked at publicly available compensation and financial information for a group of companies in setting the base salary for Mr. Glenn Prillaman when he was promoted to President and Chief Operating Officer. The companies were American Woodmark Corporation, Bassett Furniture Industries, Inc., Chromcraft Revington, Inc., Culp, Inc., Ethan Allen Interiors Inc., Flexsteel Industries, Inc., Furniture Brands International, Inc., Hooker Furniture Corporation, and La-Z-Boy Incorporated.

Fiscal 2009 Compensation

For the 2009 fiscal year, the compensation of executives was set and administered consistent with the philosophy and polices described above. The salaries for the named executive officers are shown on the Summary Compensation Table following this section.

We consider the positions, responsibilities, and longevity with us of our executive officers in setting their salaries. The 2009 salaries for Mr. Glenn Prillaman, Mr. Douglas Payne and Mr. Stephen Bullock reflected, in large part, that these three officers were functioning as the office of the president at the time that 2009 salaries were initially set. In view of his responsibilities as part of the office of the president, Mr. Glenn Prillaman’s salary was increased for 2009 to $250,000, which equaled Mr. Bullock’s salary that had been set when he was hired in 2008 and which was not increased for 2009. For 2009, Mr. Payne received a salary increase to $300,000, primarily because of his longer service in his current position without a salary increase. This was the first base salary increase for Mr. Payne in four years. Later in 2009 when Mr. Glenn Prillaman was promoted to President and Chief Operating Officer, his compensation was increased to $320,000 prospectively in connection with the increased responsibilities of those positions. These three officers received the same amount of stock options for the 2009 grant that was made while they were functioning as the office of the president.

During 2008, Mr. Albert Prillaman, a former CEO of the Company, became the chairman of the Board of Directors. At that time, his compensation was set at a base salary of $100,000 per year with no bonus opportunity. This salary reflected, in part, the scope of his duties as related primarily to strategic activities. Later in 2008, Mr. Albert Prillaman became the CEO and his salary was not increased. For 2009, Mr. Albert Prillaman’s salary was not increased and he did receive a grant of stock options at the same level as the other executive officers at the time.

During consideration of the 2009 bonus plan, the compensation committee evaluated the uncertainties associated with economic conditions and the Company’s 2009 business plan and expected results of operations. Based on a recommendation from management, the compensation committee determined that there would be no bonus plan for the 2009 year for executive officers. Consistent with that decision, there were no bonus payments to executives for the 2009 fiscal year.

When it determined that there would be no annual bonus plan for 2009, the compensation committee determined to make a grant of stock options in April 2009. This stock option grant was made in consideration of the decision to have no 2009 annual bonus plan. We believe that these stock option grants will be an appropriate incentive for the executives to stimulate our performance for future years. This grant included a grant for Mr. Albert Prillaman who was serving as our CEO at the time of the grant and who served in that position for the rest of the year.

Additional information about the stock option grants to the named executive officers in fiscal 2009 is shown in three places in the proxy. The total fair value of the fiscal 2009 option grants as determined under FASB ASC paragraph 718-10-30-27 is shown in the “Option Awards” column on the Summary Compensation Table following this section. The number of options, grant date, exercise price and vesting schedule of the options are shown on the Grants of Plan-Based Awards table following this section. The option expiration date is shown on the Outstanding Equity Awards at Fiscal Year-End table following this section. The stock option grants for named executive officers were 62.5% of the total option grants made to employees in fiscal 2009. The option grants made to other executives were made with the same grant date, exercise price, vesting schedule and other terms as the option grants for named executive officers.

Summary Compensation Table

The following table sets forth, for the year ended December 31, 2009, our compensation for services in all capacities to those persons who at December 31, 2009 were our chief executive officer (principal executive officer), executive vice president – finance and administration (principal financial officer) and our remaining executive officers at December 31, 2009 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)(2)		Total ($)

ALBERT L. PRILLAMAN, Chairman and Chief Executive Officer (3)	2009	99,996	—	272,100	—	1,667		373,763
	2008	71,217	—	345,600	—	18,881	(4)	435,698

GLENN PRILLAMAN, President and Chief Operating Officer (5)	2009	274,955	—	272,100	—	6,720		553,775
	2008	200,004	—	112,100	—	5,929		318,033
	2007	200,004	—	81,210	—	5,976		287,190

DOUGLAS I. PAYNE, Executive Vice President-Finance and Administration and Secretary	2009	300,000	—	272,100	—	6,390		578,490
	2008	272,004	—	112,100	—	6,900		391,004
	2007	272,004	—	108,280	—	6,750		387,034

STEPHEN A. BULLOCK, Executive Vice President-Operations (6)	2009	250,008	—	272,100	—	41,054	(7)	563,162
	2008	210,826	—	218,279	—	30,683	(8)	459,779

(1)	The option awards are valued under the assumptions contained in Note 6 to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2009.
(2)	Unless otherwise indicated, reflects employer contributions to our 401(k) Plan.
(3)	Mr. Albert Prillaman served as Chief Executive Officer until February 2010.
(4)	Amount includes $17,500 in director fees earned and paid in cash to Mr. Albert Prillaman while he served as lead director during 2008 before being named Chairman in April 2008 and employer contributions of $1,381 to our 401(k) Plan.
(5)	Mr. Glenn Prillaman served as Executive Vice President – Marketing and Sales until August 2009. He served as President and Chief Operating Officer from August 2009 until February 2010. He became President and Chief Executive Officer in February 2010.
(6)	Mr. Bullock served as Executive Vice President – Operations until December 31, 2009.
(7)	Amount includes a relocation reimbursement of $24,293, a related tax gross-up of $10,511, and employer contributions of $6,250 to our 401(k) Plan.
(8)	Amount includes a relocation reimbursement of $22,907, a related tax gross-up of $1,546, and employer contributions of $6,230 to our 401(k) Plan.

Change of Control and Employment Agreements

We have a change of control agreement with Mr. Glenn Prillaman. During the two years after a change in control (as defined in this change in control protection agreement), Mr. Prillaman is entitled to receive severance pay if his employment is terminated other than for cause (as defined in this change in control protection agreement) or if he terminates his employment for good reason which generally is defined to exist if:

(i) there is a material reduction in his base salary,

(ii) his authority, duties or responsibilities are materially reduced,

(iii) he is required to report to a corporate officer or employee instead of reporting directly to our board of directors or our ultimate parent following a change in control,

(iv) his place of employment is relocated further than 50 miles from his current place of employment, or

(v) any other action or inaction that constitutes a material breach by us or our successor of the change in control protection agreement.

In the event Mr. Prillaman’s employment is terminated in the circumstances described in the preceding sentence, he is entitled to receive the following severance payments:

(i) two times base salary paid in a lump sum at termination,

(ii) two times the average bonus paid over the last two prior fiscal years paid in a lump sum at termination,

(iii) a pro rata annual bonus for the year of termination, based on our actual results, payable when the bonus is otherwise payable, and

(iv) vesting in the outstanding stock awards that would have vested in the next two years.

The change in control protection agreement will continue in effect until December 31, 2011, subject to automatic extensions for additional one-year terms at the beginning of each year unless either party to the change in control protection agreement gives notice on or before October 1 of any year that the agreement will not be extended.

The estimated payments that would be provided upon termination under the various scenarios described above are quantified in the following table, assuming termination of employment took place on December 31, 2009.

Name	Termination Other Than For Cause After Change in Control; Termination for Good Reason After Change in Control($)

Glenn Prillaman	640,000

Mr. Prillaman has received option grants under our 2000 and 2008 Incentive Compensation Plans that have not yet vested. On a change of control, or on death or disability, all outstanding option grants would become fully vested. See “Outstanding Equity Awards at Fiscal Year End” for a summary of outstanding option grants at December 31, 2009.

We have an employment agreement with Douglas I. Payne. Mr. Payne’s employment agreement provides for a base salary of at least $272,000 per year and a potential annual bonus of $50,000, both subject to upward adjustment.

In the event of Mr. Payne’s death or disability, his employment agreement provides for his base salary to cease at the end of the month in which that event occurred. He or his estate is also entitled to a bonus payment equal to the bonus which would otherwise have been payable for the full year prorated for the number of days he was employed during that year. If we terminate Mr. Payne’s employment for cause (as defined in his employment agreement), payments under his employment agreement cease. If we terminate Mr. Payne’s employment without cause, Mr. Payne is entitled to receive the following severance payments:

(i)	base salary on a monthly basis for the remainder of the calendar year in which termination occurred;

(ii)	annual bonus for the calendar year in which termination occurred equal to the average bonuses paid to Mr. Payne for the three fiscal years before the year of his employment termination;

(iii)	annual severance pay in monthly installments for the two years following the year in which termination occurred equal to:

•	base salary in effect at the termination of employment plus

•	an amount equal to the average of bonuses paid for the three fiscal years before the year of his employment termination;

however, amounts otherwise payable during the first six months following termination will be made in a lump sum six months and one day after termination of employment.

Mr. Payne’s employment agreement extends automatically for additional one-year terms at the end of each year unless either party to the agreement gives notice on or before November 1 of any year that the agreement will not be extended. In the event of such notice, employment terminates as of December 31 of the year in which such notice is given. If we give notice of termination, Mr. Payne is entitled to severance pay during the two years following termination in an amount equal to his base salary plus the average of bonuses paid for the three fiscal years before the year of his employment termination; however, amounts payable for the first six months following termination will be made in a lump sum six months and one day after termination of employment. During the two years after a change of control (as defined in his employment agreement), Mr. Payne is entitled to terminate his employment with us and receive severance pay in a single payment six months and one day after termination of employment.

Mr. Payne’s employment agreement provides that he will not compete against us for two years following the termination of his employment. In addition, his employment agreement also provides that Mr. Payne will not solicit our employees for two years after the term of his employment agreement. The non-competition covenant does not apply if:

(i)	Mr. Payne terminates his employment within two years after a change of control for good reason (as defined in his employment agreement) or

(ii)	Mr. Payne voluntarily terminates his employment and we do not elect to pay severance to Mr. Payne.

The estimated payments that would be provided upon termination under the various scenarios described above are quantified in the following table, assuming termination of employment took place on December 31, 2009.

Name	Death or Disability	Termination for Cause or Voluntary Termination by Executive with no Non-Competition Covenant	Termination without Cause ($)	Non Renewal by Stanley Furniture; Termination After Change in Control; Voluntary Termination with Non-Competition Covenant ($)

Douglas I. Payne	—	—	600,000	600,000

Mr. Payne has received option grants under our 2000 and 2008 Incentive Compensation Plans that have not yet vested. On a change of control, or on death or disability, all outstanding option grants would become fully vested. See “Outstanding Equity Awards at Fiscal Year End” for a summary of outstanding option grants at December 31, 2009.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of plan-based awards made during the year ended December 31, 2009 to the Name Executive Officers.

GRANTS OF PLAN–BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold $	Maximum $	Options (#) (1)	Awards ($/Sh) (2)	Option Awards ($)

ALBERT L. PRILLAMAN, Chairman and Chief Executive Officer (3)	4/16/2009	—	—	100,000	8.64	272,100

GLENN PRILLAMAN, President and Chief Operating Officer (4)	4/16/2009	—	—	100,000	8.64	272,100

DOUGLAS I. PAYNE, Executive Vice President-Finance and Administration and Secretary	4/16/2009	—	—	100,000	8.64	272,100

STEPHEN A. BULLOCK, Executive Vice President-Operations (5)	4/16/2009	—	—	100,000	8.64	272,100

(1)	All awards are made under the Stanley Furniture Company, Inc. 2008 Incentive Compensation Plan. All option awards vest over a four-year period with 25% of each award vesting on the anniversary of the grant date if the recipient remains employed. The vesting is accelerated if there is a change in control or if the recipient dies or has a disability while employed.
(2)	All awards are made at the closing market price of the stock on the grant date pursuant to the terms of the 2008 Incentive Compensation Plan.
(3)	Mr. Albert Prillaman served as Chief Executive Officer until February 2010.
(4)	Mr. Glenn Prillaman served as Executive Vice President – Marketing and Sales until August 2009. He served as President and Chief Operating Officer from August 2009 until February 2010. He became President and Chief Executive Officer in February 2010.
(5)	Mr. Bullock served as Executive Vice President – Operations until December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the year-end number and value of unexercised options, stock that has not vested and equity incentive plan awards for each of the Named Executive Officers.

OUTSTANDING EQUITY AWARDS

AT DECEMBER 31, 2009 FISCAL YEAR-END

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

ALBERT L. PRILLAMAN, Chairman and Chief Executive Officer (1)	3,055		—		28.10	04/19/2016
	3,897		—		20.64	04/18/2017
	66,000		34,000	(2)	10.48	04/15/2018
	12,500		37,500	(3)	9.22	09/24/2018
	—		100,000	(3)	8.64	04/16/2019

GLENN PRILLAMAN, President and Chief Operating Officer (4)	20,000		—		12.44	08/23/2010
	20,000		—		13.94	04/24/2011
	8,000		—		24.51	12/14/2015
	15,000		5,000	(3)	23.03	12/05/2016
	15,000		15,000	(3)	10.77	12/04/2017
	12,500		37,500	(3)	9.22	09/24/2018
	—		100,000	(3)	8.64	04/16/2019

DOUGLAS I. PAYNE, Executive Vice President-Finance and Administration and Secretary	90,000		—		12.44	08/23/2010
	100,000		—		13.94	04/24/2011
	20,000		—		24.51	12/14/2015
	22,500		7,500	(3)	23.03	12/05/2016
	20,000		20,000	(3)	10.77	12/04/2017
	12,500		37,500	(3)	9.22	09/24/2018
	—		100,000	(3)	8.64	04/16/2019

STEPHEN A. BULLOCK, Executive Vice President-Operations (5)	7,500	(6)	22,500	(3) (7)	13.85	02/04/2018
	12,500	(6)	37,500	(3) (7)	9.22	09/24/2018
	—		100,000	(3) (7)	8.64	04/16/2019

(1)	Mr. Albert Prillaman served as Chief Executive Officer until February 2010.
(2)	Award vests over a two-year period with 33.33% vesting on the date of grant and 33.33% vesting annually over two years on each anniversary of the grant date if the recipient remains employed. The vesting is accelerated if there is a change in control or if the recipient dies or has a disability while employed.
(3)	Award vests over a four-year period with 25% of the award vesting on each anniversary date of the grant if the recipient remains employed. The vesting is accelerated if there is a change in control or if the recipient dies or has a disability while employed.
(4)	Mr. Glenn Prillaman served as Executive Vice President – Marketing and Sales until August 2009. He served as President and Chief Operating Officer from August 2009 until February 2010. He became President and Chief Executive Officer in February 2010.
(5)	Mr. Bullock served as Executive Vice President – Operations until December 31, 2009.
(6)	Options will terminate unless exercised by March 31, 2010.
(7)	Award lapsed unvested as a result of Mr. Bullock’s termination of employment.

Option Exercises Table

There was no exercise of stock options for the year ended December 31, 2009 by any of the Named Executive Officers.

Pension Benefits Table

The following table sets forth information concerning pension benefits for each of the Named Executive Officers.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

ALBERT L. PRILLAMAN, Chairman and Chief Executive Officer (1)	Supplemental Retirement Plan of Stanley Furniture Company	26.50	782,700	62,263

GLENN PRILLAMAN, President and Chief Operating Officer (2)	—	—	—	—

DOUGLAS I. PAYNE, Executive Vice President-Finance and Administration and Secretary	Supplemental Retirement Plan of Stanley Furniture Company	12.25	37,300	—

STEPHEN A. BULLOCK, Executive Vice President-Operations (3)	—	—	—	—

(1)	Mr. Albert Prillaman served as Chief Executive Officer until February 2010.
(2)	Mr. Glenn Prillaman served as Executive Vice President – Marketing and Sales until August 2009. He served as President and Chief Operating Officer from August 2009 until February 2010. He became President and Chief Executive Officer in February 2010.
(3)	Mr. Bullock served as Executive Vice President – Operations until December 31, 2009.

The Supplemental Retirement Plan (SRP) is a nonqualified deferred compensation plan that was frozen in 1995. Mr. Albert Prillaman and Mr. Douglas Payne are the only named executive officers covered by the SRP. Upon retirement, the SRP provides a monthly benefit calculated using a formula based on final average compensation, years of credited service, estimated Social Security benefits, and age at retirement, reduced by the benefit the participant received under the Stanley Retirement Plan. Final average compensation is the average annual compensation from January 1, 1987 until December 31, 1995. Compensation was all amounts paid limited to the IRS maximum for each year. The limit was $150,000 in 1995 when the SRP was frozen. Credited service is measured in months and is limited to 35 years for the covered pay portion and was frozen in 1995. Covered pay is the average of the taxable wage bases for the 35-year period up to the participant’s Social Security retirement age.

The formula is A plus B where:

A is 0.75% of final average compensation times years of credited service,

and

B is 0.50% of final average compensation in excess of covered pay times years of credited service up to 35 years.

Benefit payment options are a joint and 50% survivor annuity and a single life annuity. Benefits commence at the same time as the benefits could have commenced under the Stanley Retirement Plan. The SRP plan provides unreduced retirement benefits at or after age 65. Reduced retirement is available after age 55 with 10 years of service. For retirements between age 60 and 65, the benefit is reduced 0.2775% per month and 0.555% per month for retirements between age 55 and 60.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table

The following table sets forth information with respect to each defined contribution or other plan that provides for deferral of compensation on a basis that is not tax-qualified for each of the Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009

Name	Executive Contributions in Last FY ($)	Registrant Contributions In Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)

ALBERT L. PRILLAMAN, Chairman and Chief Executive Officer (1)	—	—	53,221	56,513	233,681

GLENN PRILLAMAN, President and Chief Operating Officer (2)	—	—	—	—	—

DOUGLAS I. PAYNE, Executive Vice President-Finance and Administration and Secretary	—	—	3,151	—	24,974

STEPHEN A. BULLOCK, Executive Vice President-Operations (3)	—	—	—	—	—

(1)	Mr. Albert Prillaman served as Chief Executive Officer until February 2010.
(2)	Mr. Glenn Prillaman served as Executive Vice President – Marketing and Sales until August 2009. He served as President and Chief Operating Officer from August 2009 until February 2010. He became President and Chief Executive Officer in February 2010.
(3)	Mr. Bullock served as Executive Vice President – Operations until December 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 3, 2010, by each stockholder we know to be the beneficial owner of more than 5% of its outstanding common stock, by each director and director nominee, by each of the Named Executive Officers and by all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Third Avenue Management LLC	2,443,437	(a)	23.7%
T. Rowe Price Associates, Inc.	1,557,700	(b)	15.1%
FMR LLC	1,265,614	(c)	12.3%
Peninsula Capital Advisors, LLC	813,716	(d)	7.9%
Royce & Associates, LLC	693,324	(e)	6.7%
BlackRock Inc.	596,008	(f)	5.8%
Albert L. Prillaman	518,842	(g)	5.0%
Douglas I. Payne	290,000	(h)	2.7%
Glenn Prillaman	200,706	(i)	1.9%
T. Scott McIlhenny, Jr.	54,006	(j)	(p)
Thomas L. Millner	49,643	(k)	(p)
Michael P. Haley	40,043	(l)	(p)
Robert G. Culp, III	32,643	(m)	(p)
Stephen A. Bullock	20,000	(n)	(p)
All directors and executive officers as a group (8 persons)	1,205,883	(o)	10.9%

(a)

The beneficial ownership information for Third Avenue Management LLC (“TAM”) is based upon the Schedule 13G filed with the SEC on February 16, 2010. The Schedule 13G indicates that TAM has sole voting and dispositive power with respect to all the shares. The principal business address of TAM is 622 Third Avenue, 32nd Floor, New York, New York 10017. TAM reports that Met Investors Series Trust Third Avenue Small Cap Portfolio has the right to receive dividends, and the proceeds from the sale of, 2,388,307 of the shares reported by TAM. Met Investors Advisory, LLC, as investment manager of each series of Met Investors Series Trust, filed a Schedule 13G with the SEC on February 10, 2010 reporting shared voting and dispositive power with respect to 2,388,307 (representing 23.1% of the shares outstanding).

(b)	The beneficial ownership information for T. Rowe Price Associates, Inc. (“Price Associates”) is based upon the Schedule 13G/A filed with the SEC on February 12, 2010, by Price Associates and T. Rowe Price Small-Cap Value Fund, Inc. (“TRP Small-Cap”). These securities are owned by various individual and institutional investors, including TRP Small-Cap (which has sole voting power for 908,400 shares, representing 8.6% of the shares outstanding), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. The Schedule 13G/A indicates that Price Associates has sole voting power for 611,900 shares and sole dispositive power of 1,557,700 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of 1,557,700 shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of Price Associates and TRP Small-Cap is 100 E. Pratt Street, Baltimore, Maryland 21202.
(c)	The information concerning the shares beneficially owned by FMR LLC is based upon the Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC together with Edward C. Johnson 3d, Chairman of FMR LLC. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of all 1,265,614 shares as a result of acting as investment advisor to various investment companies (the “Funds”). One investment company, Fidelity Low-Priced Stock Fund, owned 975,354 of the shares reported by FMR LLC. Edward C. Johnson 3d, FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of the 1,265,614 shares owned by the funds. Neither Edward C. Johnson 3d nor FMR LLC has sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Board of Trustees of the Funds. The principal business address of FMR LLC, Fidelity, Fidelity Low Priced Stock Fund and Mr. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.
(d)	The beneficial ownership information with respect to Peninsula Capital Advisors, LLC (“Peninsula Advisors”) is based upon its Schedule 13G/A filed with the SEC on February 9, 2009 by Peninsula Advisors and Peninsula Investment Partners, LP (“Peninsula Partners”). The Schedule 13G/A indicates that Peninsula Advisors and Peninsula Partners have shared voting and dispositive power with respect to 813,716 shares. The principal business address of Peninsula Advisors and Peninsula Partners is 404B East Main Street, Charlottesville, Virginia 22902.

(e)	The beneficial ownership information for Royce & Associates, LLC (“Royce & Associates”) is based upon the Schedule 13G/A filed with the SEC on January 26, 2010. The Schedule 13G/A indicates that Royce & Associates has sole voting and dispositive power with respect to 693,324 shares. The principal business address of Royce & Associates is 745 Fifth Avenue, New York, New York 10151.
(f)

The beneficial ownership information for BlackRock, Inc. (“BlackRock”) is based upon the Schedule 13G filed with the SEC on January 29, 2010. The Schedule 13G indicates that BlackRock has sole voting and dispositive power with respect to 596,008 shares. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(g)	Includes 144,452 shares which could be acquired through the exercise of stock options.
(h)	Includes 290,000 shares which could be acquired through the exercise of stock options.
(i)	Includes 115,500 shares which could be acquired through the exercise of stock options.
(j)	Includes 46,043 shares which could be acquired through the exercise of stock options.
(k)	Includes 46,043 shares which could be acquired through the exercise of stock options.
(l)	Includes 36,043 shares which could be acquired through the exercise of stock options.
(m)	Includes 32,043 shares which could be acquired through the exercise of stock options.
(n)	Mr. Bullock served as Executive Vice President – Operations until December 31, 2009. Includes 20,000 shares which could be acquired through the exercise of stock options.
(o)	Includes 730,124 shares which could be acquired through exercise of stock options.
(p)	Less than 1%.

INDEPENDENT PUBLIC AUDITORS

The firm of PricewaterhouseCoopers LLP served as our independent public auditors for 2009 and has served in that capacity since 1979. While we expect PricewaterhouseCoopers LLP to be selected as its independent public auditors for 2010, the audit committee will not make that selection until it completes its review of the engagement terms for the current year.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following table sets forth the fees, including reimbursement of expenses, paid to PricewaterhouseCoopers LLP for services in the fiscal years ended December 31, 2008 and December 31, 2009.

	2008	2009
Audit Fees	$321,094	$304,051
Audit-Related Fees	—	—
Tax Fees	—	15,000
All Other Fees	—	—

Total	$321,094	$319,051

Audit Fees

Annual audit fees relate to professional services rendered for the audit of our annual financial statements and reviews of our Forms 10-Q.

Tax Fees

Tax fees primarily include fees associated with tax audits, tax compliance and general tax planning and assistance.

The audit committee has established a policy to pre-approve all audit, audit-related, tax and other services proposed to be provided by our independent accountants before engaging the accountants for that purpose. Consideration and approval of these services generally occur at the audit committee’s regularly scheduled meetings. In order to address situations where it is impractical to wait until the next scheduled meeting, the audit committee has delegated the authority to approve non-audit services to the chairman of the audit committee or, in his absence, other members of the audit committee. Any services approved pursuant to this delegation of authority are required to be reported to the full audit committee at the next regularly scheduled meeting.

AUDIT COMMITTEE REPORT

The primary purpose of the audit committee is to assist the board in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including internal control over financial reporting. Management is responsible for preparing the company’s financial statements and assessing the effectiveness of the company’s internal control over financial reporting. The independent accountants are responsible for performing an independent audit of the company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. In addition, the independent accountants also express their opinion on the company’s internal control over financial reporting. The audit committee is directly responsible for the appointment, compensation and oversight of the work of the company’s independent accountants.

In this context, the audit committee has met and held discussions with management and the independent accountants. Management represented to the audit committee that the company’s financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the financial statements with management and the independent accountants.

The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the audit committee has discussed with the independent accountants the accountant’s independence from the company and its management, including the matters in the written disclosures required by Rule 3526 (Communications with Audit Committees Concerning Independence) of the Public Company Accounting Oversight Board. The audit committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining the independent accountant’s independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

The members of the Audit Committee are:

Thomas L. Millner, Chairman

Robert G. Culp, III

Michael P. Haley

T. Scott McIlhenny, Jr.

OTHER BUSINESS

Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

ADDITIONAL INFORMATION

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. Except for the election of directors, any other matters properly brought before the meeting will require the affirmative vote of the holders of at least a majority of the shares of our outstanding common stock represented at the meeting. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder’s shares will not be voted on such matter. Thus an abstention from voting on a matter has the same legal effect as a vote “against” the matter, even though the stockholder may interpret such action differently. With respect to the election of directors, the two nominees in the class which term ends in 2013 receiving the greatest number of votes cast for the election of directors will be elected.

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote on a matter will count toward a quorum. “Broker non-votes” will not count toward a quorum and will not be voted on any matter to be considered at the meeting.

If you hold your shares in street name and you do not provide your broker with timely voting instructions on the election of directors, rules governing voting of proxies by brokers will not permit your brokerage firm to vote your shares. Consequently, without your voting instructions on the election of directors, a “broker non-vote” will occur.

Internet Availability of Proxy Materials

Under rules adopted by the Securities and Exchange Commission, we are now furnishing proxy materials on the Internet and sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice includes instructions on how to access the proxy materials on the Internet and instructions on how to access the proxy card to vote over the Internet. Paper copies of the proxy materials are available to stockholders upon request. We provide instructions on the Notice on how to request paper copies.

Stockholder Proposals for 2011 Annual Meeting

Any stockholder desiring to present a proposal to the stockholders at the 2011 Annual Meeting and who desires that such proposal be included in our proxy statement and proxy card relating to that meeting, must transmit such to our secretary so that it is received at our principal executive offices on or before November 15, 2010. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations. With respect to stockholder proposals that are not included in the proxy statement for the 2011 Annual Meeting, the persons named in the proxy solicited by our board of directors for the 2011 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including with respect to proposals we receive after January 29, 2011.

By Order of the Board of Directors,

Douglas I. Payne
Secretary

March 15, 2010

Stanley Furniture Company, Inc.

As a stockholder of Stanley Furniture Company, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 28, 2010.

Vote Your Proxy on the Internet: Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY - (Continued from reverse side)	Please mark your votes like this	☒

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEM (1) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

1.	Election of directors for three-year term ending 2013. NOMINEES: 01 Thomas L. Millner, and 02 Glenn Prillaman INSTRUCTIONS: To withhold authority to vote for any individual nominee, write such nominee’s name in the space provided below.	FOR all nominees listed to the left (except as indicated otherwise) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left ☐	2.

In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held on April 29, 2010, receipt of which is hereby acknowledged.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please promptly mark, date, sign, and mail this Proxy Card in the enclosed envelope. No postage is required.
COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Dated:

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 29, 2010

The following Proxy Materials are available to you at http://www.cstproxy.com/stanleyfurniture/2010/

• the Company’s Annual Report for the year ended December 31, 2009,
• the Company’s 2010 Proxy Statement (including all attachments thereto),
• the Proxy Card, and
• any amendments to the foregoing materials that are required to be furnished to stockholders.

ACCESSING YOUR PROXY MATERIALS ONLINE Have this notice available to vote your proxy electronically. You must reference your Company ID, 9-digit proxy number and 10-digit account number.

Directions to the Annual Meeting of Stockholders can be obtained by calling (276) 627-2010.
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

REVOCABLE PROXY

Annual Meeting of Stockholders – April 29, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Douglas I. Payne and David W. Robertson and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Stanley Furniture Company, Inc. (the “Company”) held of record by the undersigned on March 3, 2010, at the Annual Meeting of Stockholders to be held April 29, 2010, and at any adjournment thereof.

(Continued and to be dated and signed on reverse side)